Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 13, 2006 accompanying the consolidated financial statements of Patriot Capital Funding, Inc. and our report dated March 13, 2006 on the Senior Securities Table of Patriot Capital Funding, Inc. contained in the Registration Statement. We consent to the use of the aforementioned reports in the Registration Statement and to the use of our name as it appears under the caption “Independent Registered Public Accounting Firm.”

/s/ Grant Thornton LLP
New York, New York
May 23, 2006